EXHIBIT 99.3
RISK FACTORS

Risks Related to the Penreco Acquisition and Other Potential Acquisitions

The pending Penreco acquisition may not close as anticipated.

The Penreco acquisition is expected to close in late 2007 and is subject to customary closing conditions and regulatory approvals. If these conditions and regulatory approvals are not satisfied or waived, the acquisition will not be consummated. Certain of the conditions remaining to be satisfied include, but are not limited to:

•	the expiration or early termination of the waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976;

•	the continued accuracy of the representations and warranties contained in the purchase and sale agreement;

•	execution of certain supply contracts and transfers of certain assets and labor arrangements;

•	the performance by each party of its obligations under the purchase and sale agreement;

•	the absence of any decree, order, injunction or law that prohibits the acquisition or makes the acquisition unlawful;

•	the receipt of legal opinions from counsel for us as to the treatment of the acquisition for U.S. federal income tax purposes; and

•	the receipt of legal opinions from counsel for each of us and Penreco as to non-contravention with respect to selected material agreements.

In addition, we and the Sellers can agree to terminate the purchase and sale agreement at any time without completing the acquisition. Further, we or the Sellers could terminate the purchase and sale agreement without the other party’s agreement and without completing the acquisition if:

•	the acquisition is not completed by March 31, 2008, other than due to a breach of the purchase and sale agreement by the terminating party;

•	the conditions to the acquisition cannot be satisfied; or

•	any legal prohibition to completing the acquisition has become final and non-appealable.

Please refer to the purchase and sale agreement filed on Form 8-K on October 22, 2007 for a complete listing of all items that must be effected prior to and at closing of the Penreco acquisition.

There is no assurance that this acquisition will close on or before that time, or at all, or close without material adjustment. Additionally, the closing of this common unit offering is not contingent upon the consummation of the Penreco acquisition. Accordingly, if you decide to purchase common units from us, you should be willing to do so whether or not we complete the Penreco acquisition.

The assets and operations we are acquiring pursuant to the Penreco acquisition may be subject to federal income tax, which would substantially reduce cash available for distribution.

Despite the fact that we are a limited partnership under Delaware law, it is possible in certain circumstances for a publicly traded partnership such as ours to be treated as a corporation for federal income tax purposes. In order to maintain our status as a partnership for U.S. federal income tax purposes, 90% or more of our gross income in each tax year must be qualifying income under Section 7704 of the Internal Revenue Code.

Vinson & Elkins L.L.P. is unable to opine as to the qualifying nature of the income generated by the Penreco assets and operations. Consequently, we have requested a ruling from the Internal Revenue Service (the “IRS”) upon which, if granted, we may rely with respect to the qualifying nature of such income. If the IRS is unwilling or unable to provide a favorable ruling with respect to the Penreco income in a timely manner, it may be necessary for us to own the Penreco assets and conduct the acquired Penreco business operations in a taxable corporate subsidiary. In such case, this corporate subsidiary, like our existing corporate subsidiary, would be subject to corporate-level tax on its taxable income at the applicable federal corporate income tax rate of 35% as well as any applicable state income tax rates. Imposition of a corporate level tax would significantly reduce the anticipated cash available for distribution from the Penreco assets and operations to us, and, in turn, would reduce our cash available for distribution to our unitholders. Moreover, if the IRS were to successfully assert that this corporation had more tax liability than we would currently anticipate or legislation was enacted that increased the corporate tax rate, our cash available for distribution to our unitholders would be further reduced. If we close another strategic acquisition, a portion of the income from those assets may not meet the qualifying income test and may be taxable. Additionally, the qualifying nature of other income from such acquisition may be in question and require a private letter ruling from the IRS as described above.

If we are unable to integrate the Penreco acquisition as expected, our future financial performance may be negatively impacted.

Integration of the Penreco business and operations with our existing business and operations will be a complex, time-consuming and costly process, particularly given that the acquisition will substantially increase our size, expand our product line beyond products we have historically sold and diversify the geographic areas in which we operate. A failure to successfully integrate the Penreco business and operations with our existing business and operations in a timely manner may have a material adverse effect on our business, financial condition, results of operations and cash flow. The difficulties of combining the acquired operations include, among other things:

•	operating a larger combined organization and adding operations;

•	difficulties in the assimilation of the assets and operations of the acquired business;

•	customer or key employee loss from the acquired business;

•	changes in key supply or feedstock agreements related to the acquired business;

•	the diversion of management’s attention from other business concerns;

•	integrating personnel from diverse business backgrounds and organizational cultures, including unionized employees previously employed by Penreco;

•	managing relationships with new customers and suppliers for whom we have not previously provided products or services;

•	maintaining an effective system of internal controls related to the acquired business;

•	integrating internal controls, compliance under the Sarbanes-Oxley Act of 2002 and other regulatory compliance and corporate governance matters;

•	an inability to complete other internal growth projects and/or acquisitions;

•	difficulties integrating new technology systems that we have not historically used in our operations or financial reporting;

•	an increase in our indebtedness;

•	potential environmental or regulatory compliance matters or liabilities including, but not limited to, the matters associated with the Texas Commission on Environmental Quality and the Commonwealth of Pennsylvania Department of Environmental Protection, and title issues, including certain liabilities arising from the operation of the acquired business before the acquisition;

•	coordinating geographically disparate organizations, systems and facilities;

•	coordinating with the labor unions that represent substantially all of Penreco’s operating personnel; and

•	coordinating and consolidating corporate and administrative functions.

If after January 17, 2008, all conditions to closing have been satisfied or waived and the Sellers are willing to proceed with closing but we refuse, we will be required to pay $10.0 million to each Seller upon their termination of the purchase and sale agreement.

Further, unexpected costs and challenges may arise whenever businesses with different operations or management are combined, and we may experience unanticipated delays in realizing the benefits of the acquisition.

The Penreco acquisition could expose us to potential significant liabilities.

In connection with the Penreco acquisition, we will purchase all of the partnership interests of Penreco rather than just its assets. As a result, we will purchase the liabilities of Penreco subject to certain exclusions in the purchase and sale agreement, including unknown and contingent liabilities. We have performed a certain level of due diligence in connection with the Penreco acquisition and have attempted to verify the representations of the Sellers and of Penreco management, but there may be pending, threatened, contemplated or contingent claims against Penreco related to environmental, title, regulatory, litigation or other matters of which we are unaware. We have not yet obtained title policies or title insurance on the acquired assets. Although the Sellers agreed to indemnify us on a limited basis against some of these liabilities, a significant portion of these indemnification obligations will expire two years after the date the acquisition is completed without any claims having been asserted by us and these obligations are subject to limits. Each Seller’s liability is limited to 50% of our loss, subject to specified limits. Each Seller’s indemnification obligations are generally subject to a limit of $2.0 million and a deductible of $1.0 million per claim, or $10.0 million for all claims in the aggregate. Each Seller’s indemnification obligation for matters arising between signing and closing are subject to a limit of $5.0 million and a deductible of $0.5 million. We may not be able to collect on such indemnification because of disputes with the Sellers or their inability to pay. Moveover, there is a risk that we could ultimately be liable for unknown obligations of Penreco, which could materially adversely affect our operations and financial condition.

Financing the Penreco acquisition will substantially increase our leverage.

We intend to finance a portion of the purchase price for the Penreco acquisition from borrowings under a new first lien secured credit facility for which we have received a commitment from Bank of America. The new credit facility will also be used to refinance existing debt, which commitment is subject to customary closing conditions. After completion of the Penreco acquisition and after taking into account this offering, we expect our total outstanding indebtedness (including bank financing and notes payable in connection with acquisitions) to increase from approximately $69.9 million as of October 31, 2007 to approximately $275.0 million. The increase in our indebtedness may reduce our flexibility to respond to changing business and economic conditions or to fund capital expenditure or working capital needs because we will require additional funds to service our indebtedness. For a discussion about the risks posed by leverage generally and by the covenants in our credit facility, please read “— Risks Related to our Business—Our credit agreements contain operating and financial restrictions that may restrict our business and financing activities.”

Penreco is dependent upon ConocoPhillips for a majority of its feedstocks, and the balance of its feedstocks are not secured by long-term contracts and are subject to price increases and availability. To the extent Penreco is unable to obtain necessary feedstocks, its operations will be adversely affected.

Penreco purchases the majority of its feedstocks from ConocoPhillips pursuant to long-term supply contracts. In addition, one particular feedstock is produced at a unit operated by ConocoPhillips within one of its refineries, which has shut down production in the past under the force majeure provisions of a supply contract. In addition, Penreco does not maintain long-term contracts with most of its suppliers. Each of Penreco’s facilities is dependent on these suppliers and the loss of these suppliers would adversely affect our financial results to the extent we were unable to find replacement suppliers.

Penreco depends on unionized labor for its operations and has experienced work stoppages in the past. Any future disagreements with its unionized personnel will adversely affect operations.

Substantially all of the operating personnel acquired through the Penreco Acquisition are employed under collective bargaining agreements that expire in January 2009 and March 2010. Our inability to renegotiate these agreements as they expire, any work stoppages or other labor disturbances at these facilities could have an adverse effect on our business and reduce our ability to make distributions to our unitholders. For example, in 2006, Penreco’s financial performance was significantly impacted by a 99-day work stoppage at its Karns City, Pennsylvania facility due to a labor dispute. In addition, employees who are not currently represented by labor unions may seek union representation in the future, and any renegotiation of current collective bargaining agreements may result in terms that are less favorable to us.

We may be unable to consummate potential acquisitions we identify or successfully integrate such acquisitions, including the $250 million acquisition, for which we have executed a non-binding letter of intent.

We regularly consider and enter into discussions regarding potential acquisitions that we believe are complimentary to our business. We have entered into a non-binding letter of intent for the purchase of three specialty hydrocarbon products processing and distribution facilities in Europe and a specialty products processing facility in the United States for a total purchase price of approximately $250 million, subject to customary purchase price adjustments. Any such purchase is subject to substantial due diligence, the negotiation of a definitive purchase and sale agreement and ancillary agreements, including, but not limited to supply, transition services and licensing agreements, and the receipt of various board of directors, governmental and other approvals. Therefore, there is significant uncertainty whether we will execute a purchase and sale agreement and consummate the acquisition. We cannot provide any assurance as to the timing of the execution of a purchase and sale agreement, if any or the closing of any such transaction, even if a purchase and sale agreement is entered into. Accordingly, you should not purchase common units in this offering based on a belief this acquisition will be completed. In the alternative, if we are successful in closing this acquisition, we will be subject to many of the risks we face in connection with the Penreco acquisition, including integration risks and the risk that a substantial portion of its business may not produce “qualifying income” for purposes of the Internal Revenue Code.

Risks Related to Our Business

The risk factors described below that apply to us as a stand alone entity will also affect our business following the acquisition of Penreco and apply equally to its operations.

We may not have sufficient cash from operations to enable us to pay the minimum quarterly distribution following the establishment of cash reserves and payment of fees and expenses, including payments to our general partner.

We may not have sufficient available cash from operations each quarter to enable us to pay our minimum quarterly distribution. Under the terms of our partnership agreement, we must pay expenses, including payments to our general partner, and set aside any cash reserve amounts before making a distribution to our unitholders. The amount of cash we can distribute on our units principally depends upon the amount of cash we generate from our operations, which is primarily dependent upon our producing and selling quantities of fuel and specialty products, or refined products, at margins that are high enough to cover our fixed and variable expenses. Crude oil costs, fuel and specialty products prices and, accordingly, the cash we generate from operations, will fluctuate from quarter to quarter based on, among other things:

•	overall demand for specialty hydrocarbon products, fuel and other refined products;

•	the level of foreign and domestic production of crude oil and refined products;

•	our ability to produce fuel and specialty products that meet our customers’ unique and precise specifications;

•	the marketing of alternative and competing products;

•	the extent of government regulation;

•	results of our hedging activities; and

•	overall economic and local market conditions.

In addition, the actual amount of cash we will have available for distribution will depend on other factors, some of which are beyond our control, including:

•	the level of capital expenditures we make, including those for acquisitions, if any;

•	our debt service requirements;

•	fluctuations in our working capital needs;

•	our ability to borrow funds and access capital markets;

•	restrictions on distributions and on our ability to make working capital borrowings for distributions contained in our credit facilities; and

•	the amount of cash reserves established by our general partner for the proper conduct of our business.

The amount of cash we have available for distribution to unitholders depends primarily on our cash flow and not solely on profitability.

Unitholders should be aware that the amount of cash we have available for distribution depends primarily upon our cash flow, including cash flow from financial reserves and working capital borrowings, and not solely on profitability, which will be affected by non-cash items. As a result, we may make cash distributions during periods when we record losses and may not make cash distributions during periods when we record net income.

Refining margins are volatile, and a reduction in our refining margins will adversely affect the amount of cash we will have available for distribution to our unitholders.

Historically, refining margins have been volatile, and they are likely to continue to be volatile in the future. Our financial results are primarily affected by the relationship, or margin, between our specialty products and fuel prices and the prices for crude oil and other feedstocks. The cost to acquire our feedstocks and the price at which we can ultimately sell our refined products depend upon numerous factors beyond our control.

A widely used benchmark in the fuel products industry to measure market values and margins is the “3/2/1 crack spread,” which represents the approximate fuel products margin resulting from processing one barrel of crude oil, assuming that three barrels of a benchmark crude oil are converted, or cracked, into two barrels of gasoline and one barrel of heating oil. The 3/2/1 crack spread averaged $3.04 per barrel between 1990 and 1999, $4.61 per barrel between 2000 and 2004, $10.63 per barrel in 2005, $10.70 for the year ended December 31, 2006, $12.47 for the first quarter of 2007, $24.30 for the second quarter of 2007, $12.06 for the third quarter of 2007 and $6.10 for the month of October 2007. Our actual fuel products segment refinery margins vary from the Gulf Coast 3/2/1 crack spread due to the actual crude oil used and products produced, the impact of our hedging programs, transportation costs, regional differences, and the timing of the purchase of the feedstock and sale of the refined products, but we use the Gulf Coast 3/2/1 crack spread as an indicator of the volatility and general levels of fuels refining margins.

Because refining margins are volatile, unitholders should not assume that our current margins will be sustained. If our fuels refining margins fall, it will adversely affect the amount of cash we will have available for distribution to our unitholders.

The prices at which we sell specialty products are strongly influenced by the commodity price of crude oil. If crude oil prices increase, our specialty products segment’s margins will fall unless we are able to pass along these price increases to our customers. Increases in selling prices for specialty products typically lag the rising cost of crude oil and may be difficult to implement when crude oil costs increase dramatically over a short period of time. For example, in the third quarter of 2007, we experienced a 7.8% increase in the cost of crude oil per barrel as compared to a 0.7% increase in the average sales price per barrel of our specialty products. It is possible we may not be able to pass on all or any portion of the increased crude oil costs to our customers. In addition, we will not be able to completely eliminate our commodity risk through our hedging activities.

Because of the volatility of crude oil and refined products prices, our method of valuing our inventory may result in decreases in net income.

The nature of our business requires us to maintain substantial quantities of crude oil and refined product inventories. Because crude oil and refined products are essentially commodities, we have no control over the changing market value of these inventories. Because our inventory is valued at the lower of cost or market value, if the market value of our inventory were to decline to an amount less than our cost, we would record a write-down of inventory and a non-cash charge to cost of sales. In a period of decreasing crude oil or refined product prices, our inventory valuation methodology may result in decreases in net income.

The price volatility of fuel and utility services and our derivative instruments may result in decreases in our earnings, profitability and cash flows.

The volatility in costs of fuel, principally natural gas, and other utility services, principally electricity, used by our refineries and other operations affect our net income and cash flows. Fuel and utility prices are affected by factors outside of our control, such as supply and demand for fuel and utility services in both local and regional markets. Natural gas prices have historically been volatile.

For example, daily prices for natural gas as reported on the New York Mercantile Exchange (“NYMEX”) ranged between $5.38 and $8.19 per million British thermal units, or MMBtu, in the first nine months of 2007, $4.20 and $10.62 per MMBtu in 2006 and between $5.79 and $15.39 per MMBtu in 2005. Typically, for our refineries, electricity prices fluctuate with natural gas prices. Future increases in fuel and utility prices may have a material adverse effect on our results of operations.

Fuel and utility costs constituted approximately 43.5%, 42.3% and 45.6% of our total operating expenses included in cost of sales for the period ended September 30, 2007 and for the years ended December 31, 2006 and 2005, respectively.

Our hedging activities may not be effective in reducing the volatility of our cash flows and may reduce our earnings, profitability and cash flows.

We are exposed to fluctuations in the price of crude oil, fuel products, natural gas and interest rates. We utilize derivative financial instruments related to the future price of crude oil, natural gas and fuel products with the intent of reducing volatility in our cash flows due to fluctuations in commodity prices. We are not able to enter into derivative financial instruments to reduce the volatility of the prices of the specialty hydrocarbon products we sell as there is no established derivative market for such products.

The extent and scope of our commodity price exposure is related largely to the effectiveness and scope of our hedging activities. For example, the derivative instruments we utilize are based on posted market prices, which may differ significantly from the actual crude oil prices, natural gas prices or fuel products prices that we incur in our operations. Accordingly, our commodity price risk management policy may not protect us from significant and sustained increases in crude oil or natural gas prices or decreases in fuel product prices. Conversely, our policy may limit our ability to realize cash flow from commodity price decreases. Furthermore, we have a policy to enter into derivative transactions related to only a portion of the volume of our expected purchase and sales requirements and, as a result, we will continue to have direct commodity price exposure to the unhedged portion. For example, we generally have entered into monthly crude collars to hedge 8,000 bpd of crude purchases related to our specialty products segment, which had average total daily production for the nine months ended September 30, 2007 of 25,363 bpd. Thus, we could be exposed to significant crude cost increases on a portion of our purchases. Our actual future purchase and sales requirements may be significantly higher or lower than we estimate at the time we enter into derivative transactions for such period. If the actual amount is higher than we estimate, we will have greater commodity price exposure than we intended. If the actual amount is lower than the amount that is subject to our derivative financial instruments, we might be forced to satisfy all or a portion of our derivative transactions without the benefit of the cash flow from our sale or purchase of the underlying physical commodity, resulting in a substantial diminution of our liquidity. As a result, our hedging activities may not be as effective as we intend in reducing the volatility of our cash flows. In addition, our hedging activities are subject to the risks that a counterparty may not perform its obligation under the applicable derivative instrument, the terms of the derivative instruments are imperfect, and our hedging policies and procedures are not properly followed. It is possible that the steps we take to monitor our derivative financial instruments may not detect and prevent violations of our risk management policies and procedures, particularly if deception or other intentional misconduct is involved.

Our acquisition, asset reconfiguration and asset enhancement initiatives, including the current expansion project at our Shreveport refinery and pending Penreco acquisition, may not result in revenue or cash flow increases, may be subject to significant cost overruns and are subject to regulatory, environmental, political, legal and economic risks, which could adversely affect our business, operating results, cash flow and financial condition.

We plan to grow our business in part through acquisitions and the reconfiguration and enhancement of our refinery assets. As a specific current example, we are in the process of an expansion project at our Shreveport refinery to increase throughput capacity and crude oil processing flexibility. This construction project and the construction of other additions or modifications to our existing refineries as well as any acquisitions involve numerous regulatory, environmental, political, legal and economic uncertainties beyond our control, which could cause delays in construction or require the expenditure of significant amounts of capital, which we may finance with additional indebtedness or by issuing additional equity securities. As a result, these expansion and acquisition projects may not be completed at the budgeted cost, on schedule, or at all.

We currently anticipate that our expansion project at the Shreveport refinery will cost approximately $220.0 million, which was originally estimated to cost approximately $110.0 million plus contingencies. A portion of this cost increase was attributable to our decision to increase the scope of the expansion project to provide additional operational flexibility. We may continue to suffer significant delays to the expected completion date or significant additional cost overruns as a result of increases in construction costs, shortages of workers or materials, transportation constraints, adverse weather, regulatory and permitting challenges, unforeseen difficulties or labor issues. Thus, construction to expand our Shreveport refinery or construction of other additions or modifications to our existing refineries may occur over an extended period of time and we may not receive any material increases in revenues and cash flows until the project is completed, if at all. Moreover, during the ramp up of production for the Shreveport facility expansion, we may encounter difficulties or delays.

Our debt levels may limit our flexibility in obtaining additional financing and in pursuing other business opportunities.

Upon the completion of the Penreco acquisition and the related debt financing, we would have approximately $275.0 million of outstanding indebtedness under our credit facilities, all of which would be on our term loan facility. Also, our level of indebtedness could have important consequences to us, including the following:

•	our ability to obtain additional financing, if necessary, for working capital, capital expenditures, acquisitions or other purposes may be impaired or such financing may not be available on favorable terms;

•	covenants contained in our existing and future credit and debt arrangements will require us to meet financial tests that may affect our flexibility in planning for and reacting to changes in our business, including possible acquisition opportunities;

•	we will need a substantial portion of our cash flow to make principal and interest payments on our indebtedness, reducing the funds that would otherwise be available for operations, future business opportunities and distributions to unitholders; and

•	our debt level will make us more vulnerable than our competitors with less debt to competitive pressures or a downturn in our business or the economy generally.

Our ability to service our indebtedness will depend upon, among other things, our future financial and operating performance, which will be affected by prevailing economic conditions and financial, business, regulatory and other factors, some of which are beyond our control. If our operating results are not sufficient to service our current or future indebtedness, we will be forced to take actions such as reducing distributions, reducing or delaying our business activities, acquisitions, investments and/or capital expenditures, selling assets, restructuring or refinancing our indebtedness, or seeking additional equity capital or bankruptcy protection. We may not be able to effect any of these remedies on satisfactory terms, or at all.

If our general financial condition deteriorates, we may be limited in our ability to issue letters of credit which may affect our ability to enter into hedging arrangements, to enter into certain leasing arrangements or to purchase crude oil.

We rely on our ability to issue letters of credit to enter into hedging arrangements in an effort to reduce our exposure to adverse fluctuations in the prices of crude oil, natural gas and crack spreads. We also rely on our ability to issue letters of credit to purchase crude oil for our refineries, lease certain precious metals for use in our Shreveport refinery and enter into cash flow hedges of crude oil and natural gas purchases and fuel products sales. If, due to our financial condition or other reasons, we are limited in our ability to issue letters of credit or we are unable to issue letters of credit at all, we may be required to post substantial amounts of cash collateral to our hedging counterparties, lessors or crude oil suppliers in order to continue these activities, which would adversely affect our liquidity and our ability to distribute cash to our unitholders.

We depend on certain key crude oil gatherers for a significant portion of our supply of crude oil, and the loss of any of these key suppliers or a material decrease in the supply of crude oil generally available to our refineries could materially reduce our ability to make distributions to unitholders.

We purchase crude oil from major oil companies as well as from various gatherers and marketers in Texas and North Louisiana. For the nine months ended September 30, 2007, a subsidiary of Plains All American and Shell Trading Company supplied us with approximately 61.5% and 9.4%, respectively, of our total crude oil supplies. Each of our refineries is dependent on one or both of these suppliers and the loss of these suppliers would adversely affect our financial results to the extent we were unable to find another supplier of this substantial amount of crude oil. We do not maintain long-term contracts with most of our suppliers, including Plains All American.

To the extent that our suppliers reduce the volumes of crude oil that they supply us as a result of declining production or competition or otherwise, our revenues, net income and cash available for distribution would decline unless we were able to acquire comparable supplies of crude oil on comparable terms from other suppliers, which may not be possible in areas where the supplier that reduces its volumes is the primary supplier in the area. A material decrease in crude oil production from the fields that supply our refineries, as a result of depressed commodity prices, lack of drilling activity, natural production declines or otherwise, could result in a decline in the volume of crude oil we refine. Fluctuations in crude oil prices can greatly affect production rates and investments by third parties in the development of new oil reserves. Drilling activity generally decreases as crude oil prices decrease. We have no control over the level of drilling activity in the fields that supply our refineries, the amount of reserves underlying the wells in these fields, the rate at which production from a well will decline or the production decisions of producers, which are affected by, among other things, prevailing and projected energy prices, demand for hydrocarbons, geological considerations, governmental regulation and the availability and cost of capital.

We are dependent on certain third-party pipelines for transportation of crude oil and refined products, and if these pipelines become unavailable to us, our revenues and cash available for distribution could decline.

Our Shreveport refinery is interconnected to pipelines that supply most of its crude oil and ship most of its refined fuel products to customers, such as pipelines operated by subsidiaries of TEPPCO Partners, L.P. and ExxonMobil. Since we do not own or operate any of these pipelines, their continuing operation is not within our control. If any of these third-party pipelines become unavailable to transport crude oil feedstock or our refined fuel products because of accidents, government regulation, terrorism or other events, our revenues, net income and cash available for distribution could decline.

Distributions to unitholders could be adversely affected by a decrease in the demand for our specialty products.

Changes in our customers’ products or processes may enable our customers to reduce consumption of the specialty products that we produce or make our specialty products unnecessary. Should a customer decide to use a different product due to price, performance or other considerations, we may not be able to supply a product that meets the customer’s new requirements. In addition, the demand for our customers’ end products could decrease, which would reduce their demand for our specialty products. Our specialty products customers are primarily in the industrial goods, consumer goods and automotive goods industries and we are therefore susceptible to changing demand patterns and products in those industries. Consequently, it is important that we develop and manufacture new products to replace the sales of products that mature and decline in use. If we are unable to manage successfully the maturation of our existing specialty products and the introduction of new specialty products our revenues, net income and cash available for distribution to unitholders could be reduced.

Distributions to unitholders could be adversely affected by a decrease in demand for fuels products in the markets we serve.

Any sustained decrease in demand for fuels products in the markets we serve could result in a significant reduction in our cash flows, reducing our ability to make distributions to unitholders. Factors that could lead to a decrease in market demand include:

•	a recession or other adverse economic condition that results in lower spending by consumers on gasoline, diesel, and travel;

•	higher fuel taxes or other governmental or regulatory actions that increase, directly or indirectly, the cost of fuel products;

•	an increase in fuel economy or the increased use of alternative fuel sources;

•	an increase in the market price of crude oil that lead to higher refined product prices, which may reduce demand for fuel products;

•	competitor actions; and

•	availability of raw materials.

We could be subject to damages based on claims brought against us by our customers or lose customers as a result of the failure of our products to meet certain quality specifications.

Our specialty products provide precise performance attributes for our customers’ products. If a product fails to perform in a manner consistent with the detailed quality specifications required by the customer, the customer could seek replacement of the product or damages for costs incurred as a result of the product failing to perform as guaranteed. A successful claim or series of claims against us could result in a loss of one or more customers and reduce our ability to make distributions to unitholders.

We are subject to compliance with stringent environmental, health and safety laws and regulations that may expose us to substantial costs and liabilities.

Our crude oil and specialty hydrocarbon refining and terminal operations are subject to stringent and complex federal, state and local environmental, health and safety laws and regulations governing the discharge of materials into the environment or otherwise relating to environmental protection and worker health and safety. These laws and regulations impose numerous obligations that are applicable to our operations, including the acquisition of permits to conduct regulated activities, the incurrence of significant capital expenditures to limit or prevent releases of materials from our refineries, terminal, and related facilities, and the incurrence of substantial costs and liabilities for pollution resulting both from our operations and from those of prior owners. Numerous governmental authorities, such as the EPA, OSHA and state agencies, such as the LDEQ, have the power to enforce compliance with these laws and regulations and the permits issued under them, often requiring difficult and costly actions. Failure to comply with environmental laws, regulations, permits and orders may result in the assessment of administrative, civil, and criminal penalties, the imposition of remedial obligations, and the issuance of injunctions limiting or preventing some or all of our operations. Two examples of these costs and liabilities are described below.

We have been in discussions on a voluntary basis with the LDEQ regarding our participation in that agency’s “Small Refinery and Single Site Refinery Initiative.” While no specific compliance and enforcement expenditures have been requested as a result of our discussions, we anticipate that we will ultimately be required to make emissions reductions requiring capital investments between an aggregate of $1.0 million and $3.0 million over a three to five year period at the Company’s three Louisiana refineries. As part of the initiative we also expect to settle approximately $0.2 million worth of penalties assessed by the LEDQ.

We recently received an OSHA citation for various process-safety violations which resulted in a penalty totalling $0.1 million. We plan to have an informal conference with OSHA to clarify the citations received and contest the citation amount. We also estimate potential expenditures of $0.8 million to remediate OSHA compliance issues as part of the Penreco acquisition.

Our business subjects us to the inherent risk of incurring significant environmental liabilities in the operation of our refineries and related facilities.

There is inherent risk of incurring significant environmental costs and liabilities in the operation of our refineries, terminal, and related facilities due to our handling of petroleum hydrocarbons and wastes, air emissions and water discharges related to our operations, and historical operations and waste disposal practices by prior owners. We currently own or operate properties that for many years have been used for industrial activities, including refining or terminal storage operations. Petroleum hydrocarbons or wastes have been released on or under the properties owned or operated by us. Joint and several strict liability may be incurred in connection with such releases of petroleum hydrocarbons and wastes on, under or from our properties and facilities. Private parties, including the owners of properties adjacent to our operations and facilities where our petroleum hydrocarbons or wastes are taken for reclamation or disposal, may also have the right to pursue legal actions to enforce compliance as well as to seek damages for non-compliance with environmental laws and regulations or for personal injury or property damage. We may not be able to recover some or any of these costs from insurance or other sources of indemnity.

Increasingly stringent environmental laws and regulations, unanticipated remediation obligations or emissions control expenditures and claims for penalties or damages could result in substantial costs and liabilities, and our ability to make distributions to our unitholders could suffer as a result. Neither the owners of our general partner nor their affiliates have indemnified us for any environmental liabilities, including those arising from non-compliance or pollution, that may be discovered at, or arise from operations on, the assets they contributed to us in connection with the closing of our initial public offering. As such, we can expect no economic assistance from any of them in the event that we are required to make expenditures to investigate or remediate any petroleum hydrocarbons, wastes or other materials.

We are exposed to trade credit risk in the ordinary course of our business activities.

We are exposed to risks of loss in the event of nonperformance by our customers and by counterparties of our forward contracts, options and swap agreements. Some of our customers and counterparties may be highly leveraged and subject to their own operating and regulatory risks. Even if our credit review and analysis mechanisms work properly, we may experience financial losses in our dealings with other parties. Any increase in the nonpayment or nonperformance by our customers and/or counterparties could reduce our ability to make distributions to our unitholders.

If we do not make acquisitions on economically acceptable terms, our future growth will be limited.

Our ability to grow depends on our ability to make acquisitions that result in an increase in the cash generated from operations per unit. If we are unable to make these accretive acquisitions either because we are: (1) unable to identify attractive acquisition candidates or negotiate acceptable purchase contracts with them, (2) unable to obtain financing for these acquisitions on economically acceptable terms, or (3) outbid by competitors, then our future growth and ability to increase distributions will be limited. Furthermore, any acquisition involves potential risks, including, among other things:

•	performance from the acquired assets and businesses that is below the forecasts we used in evaluating the acquisition;

•	a significant increase in our indebtedness and working capital requirements;

•	an inability to timely and effectively integrate the operations of recently acquired businesses or assets, particularly those in new geographic areas or in new lines of business;

•	the incurrence of substantial unforeseen environmental and other liabilities arising out of the acquired businesses or assets;

•	the diversion of management’s attention from other business concerns; and

•	customer or key employee losses at the acquired businesses.

If we consummate any future acquisitions, our capitalization and results of operations may change significantly, and our unitholders will not have the opportunity to evaluate the economic, financial and other relevant information that we will consider in determining the application of our funds and other resources.

Our refineries and terminal operations face operating hazards, and the potential limits on insurance coverage could expose us to potentially significant liability costs.

Our operations are subject to significant interruption, and our cash from operations could decline if any of our facilities experiences a major accident or fire, is damaged by severe weather or other natural disaster, or otherwise is forced to curtail its operations or shut down. These hazards could result in substantial losses due to personal injury and/or loss of life, severe damage to and destruction of property and equipment and pollution or other environmental damage and may result in curtailment or suspension of our related operations.

We are not fully insured against all risks incident to our business. Furthermore, we may be unable to maintain or obtain insurance of the type and amount we desire at reasonable rates. As a result of market conditions, premiums and deductibles for certain of our insurance policies have increased and could escalate further. In some instances, certain insurance could become unavailable or available only for reduced amounts of coverage. Our business interruption insurance will not apply unless a business interruption exceeds 90 days. We are not insured for environmental accidents. If we were to incur a significant liability for which we were not fully insured, it could diminish our ability to make distributions to unitholders.

Downtime for maintenance at our refineries will reduce our revenues and cash available for distribution.

Our refineries consist of many processing units, a number of which have been in operation for a long time. One or more of the units may require additional unscheduled downtime for unanticipated maintenance or repairs that are more frequent than our scheduled turnaround for each unit every one to five years. Scheduled and unscheduled maintenance reduce our revenues during the period of time that our units are not operating and could reduce our ability to make distributions to our unitholders.

We are subject to strict regulations at many of our facilities regarding employee safety, and failure to comply with these regulations could reduce our ability to make distributions to our unitholders.

The workplaces associated with the refineries we operate are subject to the requirements of the federal OSHA and comparable state statutes that regulate the protection of the health and safety of workers. In addition, the OSHA hazard communication standard requires that we maintain information about hazardous materials used or produced in our operations and that we provide this information to employees, state and local government authorities, and local residents. Failure to comply with OSHA requirements, including general industry standards, record keeping requirements and monitoring of occupational exposure to regulated substances could reduce our ability to make distributions to our unitholders if we are subjected to fines or significant compliance costs.

We face substantial competition from other refining companies.

The refining industry is highly competitive. Our competitors include large, integrated, major or independent oil companies that, because of their more diverse operations, larger refineries and stronger capitalization, may be better positioned than we are to withstand volatile industry conditions, including shortages or excesses of crude oil or refined products or intense price competition at the wholesale level. If we are unable to compete effectively, we may lose existing customers or fail to acquire new customers. For example, if a competitor attempts to increase market share by reducing prices, our operating results and cash available for distribution to our unitholders could be reduced.

Our credit agreements contain operating and financial restrictions that may restrict our business and financing activities.

The operating and financial restrictions and covenants in our credit agreements and any future financing agreements could restrict our ability to finance future operations or capital needs or to engage, expand or pursue our business activities. For example, our credit agreements restrict our ability to:

•	pay distributions;

•	incur indebtedness;

•	grant liens;

•	make certain acquisitions and investments;

•	make capital expenditures above specified amounts;

•	redeem or prepay other debt or make other restricted payments;

•	enter into transactions with affiliates;

•	enter into a merger, consolidation or sale of assets; and

•	cease our crack spread hedging program.

Our ability to comply with the covenants and restrictions contained in our credit agreements may be affected by events beyond our control. If market or other economic conditions deteriorate, our ability to comply with these covenants may be impaired. If we violate any of the restrictions, covenants, ratios or tests in our credit agreements, a significant portion of our indebtedness may become immediately due and payable, our ability to make distributions may be inhibited and our lenders’ commitment to make further loans to us may terminate. We might not have, or be able to obtain, sufficient funds to make these accelerated payments. In addition, our obligations under our credit agreements are secured by substantially all of our assets including Penreco, and if we are unable to repay our indebtedness under our credit agreements, the lenders could seek to foreclose on our assets.

The credit agreement that we expect to execute in connection with the Penreco acquisition will contain operating and financial restrictions similar to the items listed above, which we believe will generally be at least as restrictive as those under our existing credit facility. Financial covenants that we expect to be in the new credit agreement include a maximum consolidated leverage ratio of not more than 4.00 to 1.00 and a minimum consolidated interest coverage ratio of not less than 2.50 to 1.00. The failure to comply with any of these covenants would cause a default under the credit facility. A default, if not waived, could result in acceleration of our debt, in which case the debt would become immediately due and payable. If this occurs, we may not be able to repay our debt or borrow sufficient funds to refinance it. Even if new financing were available, it may be on terms that are less attractive to us than our then existing credit facility or it may not be on terms that are acceptable to us.

An increase in interest rates will cause our debt service obligations to increase.

Borrowings under our current revolving credit facility bear interest at a floating rate (7.75% as of September 30, 2007). Borrowings under our current term loan facility bear interest at a floating rate (9.23% as of September 30, 2007). We expect the rates associated with our new credit facility used to finance a portion of the Penreco acquisition will be approximately London Interbank Offered Rate (“LIBOR”) + 3.50%; however, the rates are subject to adjustment based on fluctuations in the LIBOR, prime rate and our credit quality at the time the debt is issued. An increase in the interest rates associated with our floating-rate debt would increase our debt service costs and affect our results of operations and cash flow available for distribution to our unitholders. In addition, an increase in our interest rates could adversely affect our future ability to obtain financing or materially increase the cost of any additional financing.

Our business and operations could be adversely affected by terrorist attacks.

The U.S. government may continue to issue public warnings that indicate that energy assets might be specific targets of terrorist organizations. The continued threat of terrorism and the impact of military and other actions will likely lead to increased volatility in prices for natural gas and oil and could affect the markets for our products. These developments have subjected our operations to increased risk and, depending on their ultimate magnitude, could have a material adverse affect on our business. We do not carry any terrorism risk insurance.

Due to our limited asset and geographic diversification, adverse developments in our operating areas would reduce our ability to make distributions to our unitholders.

We rely primarily on sales generated from products processed from the refineries we own. Furthermore, a significant amount of our assets and operations are located in northwest Louisiana. Due to our limited diversification in asset type and location, an adverse development in these businesses or areas, including adverse developments due to catastrophic events or weather, decreased supply of crude oil feedstocks and/or decreased demand for refined petroleum products, would have a significantly greater impact on our financial condition and results of operations than if we maintained more diverse assets in more diverse locations.

We depend on key personnel for the success of our business and the loss of those persons could adversely affect our business and our ability to make distributions to our unitholders.

The loss of the services of any member of senior management or key employee could have an adverse effect on our business and reduce our ability to make distributions to our unitholders. We may not be able to locate or employ on acceptable terms qualified replacements for senior management or other key employees if their services were no longer available. Except with respect to Mr. Grube, neither we, our general partner nor any affiliate thereof has entered into an employment agreement with any member of our senior management team or other key personnel. Furthermore, we do not maintain any key-man life insurance.

We depend on unionized labor for the operation of our refineries. Any work stoppages or labor disturbances at these facilities could disrupt our business.

Substantially all of our operating personnel are employed under collective bargaining agreements that expire in January 2009 and March 2010. Our inability to renegotiate these agreements as they expire, any work stoppages or other labor disturbances at these facilities could have an adverse effect on our business and reduce our ability to make distributions to our unitholders. In addition, employees who are not currently represented by labor unions may seek union representation in the future, and any renegotiation of current collective bargaining agreements may result in terms that are less favorable to us.

The operating results for our fuels segment and the asphalt we produce and sell are seasonal and generally lower in the first and fourth quarters of the year.

The operating results for the fuel products segment and the selling prices of asphalt products we produce can be seasonal. Asphalt demand is generally lower in the first and fourth quarters of the year as compared to the second and third quarters due to the seasonality of road construction. Demand for gasoline is generally higher during the summer months than during the winter months due to seasonal increases in highway traffic. In addition, our natural gas costs can be higher during the winter months. Our operating results for the first and fourth calendar quarters may be lower than those for the second and third calendar quarters of each year as a result of this seasonality.

If we fail to develop or maintain an effective system of internal controls, we may not be able to report our financial results accurately, or prevent fraud which could have an adverse effect on our business and would likely have a negative effect on the trading price of our common units.

Effective internal controls are necessary for us to provide reliable financial reports to prevent fraud and to operate successfully as a publicly traded partnership. Our efforts to develop and maintain our internal controls may not be successful, and we may be unable to maintain adequate controls over our financial processes and reporting in the future, including compliance with the obligations under Section 404 of the Sarbanes-Oxley Act of 2002, which we refer to as Section 404. For example, Section 404 requires us, among other things, annually to review and report on, and our independent registered public accounting firm annually to attest to, our internal control over financial reporting. Any failure to develop or maintain effective controls, or difficulties encountered in their implementation or other effective improvement of our internal controls could harm our operating results or cause us to fail to meet our reporting obligations. Ineffective internal controls subject us to regulatory scrutiny and a loss of confidence in our reported financial information, which could have an adverse effect on our business and would likely have a negative effect on the trading price of our common units.

Risks Inherent in an Investment in Us

At the completion of this offering of common units, the families of our chairman and chief executive officer and president, The Heritage Group and certain of their affiliates will own a 57.2% limited partner interest in us and own and control our general partner, which has sole responsibility for conducting our business and managing our operations. Our general partner and its affiliates have conflicts of interest and limited fiduciary duties, which may permit them to favor their own interests to other unitholders’ detriment.

At the completion of this offering, the families of our chairman and chief executive officer and president, the Heritage Group, and certain of their affiliates will own a 57.2% limited partner interest in us. In addition, The Heritage Group and the families of our chairman and chief executive officer and president own our general partner. Conflicts of interest may arise between our general partner and its affiliates, on the one hand, and us and our unitholders, on the other hand. As a result of these conflicts, the general partner may favor its own interests and the interests of its affiliates over the interests of our unitholders. These conflicts include, among others, the following situations:

•	our general partner is allowed to take into account the interests of parties other than us, such as its affiliates, in resolving conflicts of interest, which has the effect of limiting its fiduciary duty to our unitholders;

•	our general partner has limited its liability and reduced its fiduciary duties under our partnership agreement and has also restricted the remedies available to our unitholders for actions that, without the limitations, might constitute breaches of fiduciary duty. As a result of purchasing common units, unitholders consent to some actions and conflicts of interest that might otherwise constitute a breach of fiduciary or other duties under applicable state law;

•	our general partner determines the amount and timing of asset purchases and sales, borrowings, issuance of additional partnership securities, and reserves, each of which can affect the amount of cash that is distributed to unitholders;

•	our general partner determines which costs incurred by it and its affiliates are reimbursable by us;

•	our general partner determines the amount and timing of any capital expenditures and whether a capital expenditure is a maintenance capital expenditure, which reduces operating surplus, or a capital expenditure for acquisitions or capital improvements, which does not. This determination can affect the amount of cash that is distributed to our unitholders and the ability of the subordinated units to convert to common units;

•	our general partner has the flexibility to cause us to enter into a broad variety of derivative transactions covering different time periods, the net cash receipts from which will increase operating surplus and adjusted operating surplus, with the result that our general partner may be able to shift the recognition of operating surplus and adjusted operating surplus between periods to increase the distributions it and its affiliates receive on their subordinated units and incentive distribution rights or to accelerate the expiration of the subordination period; and

•	in some instances, our general partner may cause us to borrow funds in order to permit the payment of cash distributions, even if the purpose or effect of the borrowing is to make a distribution on the subordinated units, to make incentive distributions or to accelerate the expiration of the subordination period.

The Heritage Group and certain of its affiliates may engage in limited competition with us.

Pursuant to the omnibus agreement we entered into in connection with our initial public offering, The Heritage Group and its controlled affiliates have agreed not to engage in, whether by acquisition or otherwise, the business of refining or marketing specialty lubricating oils, solvents and wax products as well as gasoline, diesel and jet fuel products in the continental United States (“restricted business”) for so long as it controls us. This restriction does not apply to certain assets and businesses, which are:

•	any business owned or operated by The Heritage Group or any of its affiliates at the closing of our initial public offering;

•	the refining and marketing of asphalt and asphalt-related products and related product development activities;

•	the refining and marketing of other products that do not produce “qualifying income” as defined in the Internal Revenue Code;

•	the purchase and ownership of up to 9.9% of any class of securities of any entity engaged in any restricted business;

•	any restricted business acquired or constructed that The Heritage Group or any of its affiliates acquires or constructs that has a fair market value or construction cost, as applicable, of less than $5.0 million;

•	any restricted business acquired or constructed that has a fair market value or construction cost, as applicable, of $5.0 million or more if we have been offered the opportunity to purchase it for fair market value or construction cost and we decline to do so with the concurrence of the conflicts committee of the board of directors of our general partner; and

•	any business conducted by The Heritage Group with the approval of the conflicts committee of the board of directors of our general partner.

Although Mr. Grube is prohibited from competing with us pursuant to the terms of his employment agreement, the owners of our general partner, other than The Heritage Group, are not prohibited from competing with us.

Our partnership agreement limits our general partner’s fiduciary duties to our unitholders and restricts the remedies available to unitholders for actions taken by our general partner that might otherwise constitute breaches of fiduciary duty.

Our partnership agreement contains provisions that reduce the standards to which our general partner would otherwise be held by state fiduciary duty law. For example, our partnership agreement:

•	Permits our general partner to make a number of decisions in its individual capacity, as opposed to in its capacity as our general partner. This entitles our general partner to consider only the interests and factors that it desires, and it has no duty or obligation to give any consideration to any interest of, or factors affecting, us, our affiliates or any limited partner. Examples include the exercise of its limited call right, its voting rights with respect to the units it owns, its registration rights and its determination whether or not to consent to any merger or consolidation of our partnership or amendment to our partnership agreement;

•	Provides that our general partner will not have any liability to us or our unitholders for decisions made in its capacity as a general partner so long as it acted in good faith, meaning it believed the decision was in the best interests of our partnership;

•	Generally provides that affiliated transactions and resolutions of conflicts of interest not approved by the conflicts committee of the board of directors of our general partner and not involving a vote of unitholders must be on terms no less favorable to us than those generally being provided to or available from unrelated third parties or be “fair and reasonable” to us. In determining whether a transaction or resolution is “fair and reasonable,” our general partner may consider the totality of the relationships between the parties involved, including other transactions that may be particularly advantageous or beneficial to us; and

•	Provides that our general partner and its officers and directors will not be liable for monetary damages to us or our limited partners for any acts or omissions unless there has been a final and non-appealable judgment entered by a court of competent jurisdiction determining that the general partner or those other persons acted in bad faith or engaged in fraud or willful misconduct or, in the case of a criminal matter, acted with knowledge that such person’s conduct was criminal.

In order to become a limited partner of our partnership, a common unitholder is required to agree to be bound by the provisions in the partnership agreement, including the provisions discussed above.

Unitholders have limited voting rights and are not entitled to elect our general partner or its directors.

Unlike the holders of common stock in a corporation, unitholders have only limited voting rights on matters affecting our business and, therefore, limited ability to influence management’s decisions regarding our business. Unitholders did not elect our general partner or its board of directors, and will have no right to elect our general partner or its board of directors on an annual or other continuing basis. The board of directors of our general partner is chosen by the members of our general partner. Furthermore, if the unitholders were dissatisfied with the performance of our general partner, they will have little ability to remove our general partner. As a result of these limitations, the price at which the common units trade could be diminished because of the absence or reduction of a takeover premium in the trading price.

Even if unitholders are dissatisfied, they cannot remove our general partner without its consent.

The unitholders are unable initially to remove the general partner without its consent because the general partner and its affiliates will own sufficient units upon completion of the offering to be able to prevent its removal. The vote of the holders of at least 66 2/3% of all outstanding units voting together as a single class is required to remove the general partner. At the completion of this offering, the owners of our general partner and certain of their affiliates will own 58.4% of our common and subordinated units. Also, if our general partner is removed without cause during the subordination period and units held by our general partner and its affiliates are not voted in favor of that removal, all remaining subordinated units will automatically convert into common units and any existing arrearages on the common units will be extinguished. A removal of the general partner under these circumstances would adversely affect the common units by prematurely eliminating their distribution and liquidation preference over the subordinated units, which would otherwise have continued until we had met certain distribution and performance tests.

Cause is narrowly defined in our partnership agreement to mean that a court of competent jurisdiction has entered a final, non-appealable judgment finding our general partner liable for actual fraud or willful misconduct in its capacity as our general partner. Cause does not include most cases of charges of poor management of the business, so the removal of our general partner during the subordination period because of the unitholders’ dissatisfaction with our general partner’s performance in managing our partnership will most likely result in the termination of the subordination period.

Our partnership agreement restricts the voting rights of those unitholders owning 20% or more of our common units.

Unitholders’ voting rights are further restricted by the partnership agreement provision providing that any units held by a person that owns 20% or more of any class of units then outstanding, other than our general partner, its affiliates, their transferees, and persons who acquired such units with the prior approval of the board of directors of our general partner, cannot vote on any matter. Our partnership agreement also contains provisions limiting the ability of unitholders to call meetings or to acquire information about our operations, as well as other provisions limiting the unitholders’ ability to influence the manner or direction of management.

Control of our general partner may be transferred to a third party without unitholder consent.

Our general partner may transfer its general partner interest to a third party in a merger or in a sale of all or substantially all of its assets without the consent of the unitholders. Furthermore, our partnership agreement does not restrict the ability of the members of our general partner from transferring their respective membership interests in our general partner to a third party. The new members of our general partner would then be in a position to replace the board of directors and officers of our general partner with their own choices and thereby control the decisions taken by the board of directors.

We do not have our own officers and employees and rely solely on the officers and employees of our general partner and its affiliates to manage our business and affairs.

We do not have our own officers and employees and rely solely on the officers and employees of our general partner and its affiliates to manage our business and affairs. We can provide no assurance that our general partner will continue to provide us the officers and employees that are necessary for the conduct of our business nor that such provision will be on terms that are acceptable to us. If our general partner fails to provide us with adequate personnel, our operations could be adversely impacted and our cash available for distribution to unitholders could be reduced.

We may issue additional common units without unitholder approval, which would dilute our current unitholders’ existing ownership interests.

In general, during the subordination period, we may issue up to 6,533,000 additional common units without obtaining unitholder approval, which units we refer to as the “basket.” We can also issue an unlimited number of common units in connection with accretive acquisitions and capital improvements that increase cash flow from operations per unit on an estimated pro forma basis. We can also issue additional common units if the proceeds are used to repay certain of our indebtedness.

The issuance of additional common units or other equity securities of equal or senior rank to the common units will have the following effects:

•	our unitholders’ proportionate ownership interest in us may decrease;

•	the amount of cash available for distribution on each unit may decrease;

•	because a lower percentage of total outstanding units will be subordinated units, the risk that a shortfall in the payment of the minimum quarterly distribution will be borne by our common unitholders will increase;

•	the relative voting strength of each previously outstanding unit may be diminished;

•	the market price of the common units may decline; and

•	the ratio of taxable income to distributions may increase.

After the end of the subordination period, we may issue an unlimited number of limited partner interests of any type without the approval of our unitholders. Our partnership agreement does not give our unitholders the right to approve our issuance of equity securities ranking junior to the common units at any time. In addition, our partnership agreement does not prohibit the issuance by our subsidiaries of equity securities, which may effectively rank senior to the common units.

Our general partner’s determination of the level of cash reserves may reduce the amount of available cash for distribution to unitholders.

Our partnership agreement requires our general partner to deduct from operating surplus cash reserves that it establishes as necessary to fund our future operating expenditures. In addition, our partnership agreement also permits our general partner to reduce available cash by establishing cash reserves for the proper conduct of our business, to comply with applicable law or agreements to which we are a party, or to provide funds for future distributions to partners. These reserves will affect the amount of cash available for distribution to unitholders.

Cost reimbursements due to our general partner and its affiliates will reduce cash available for distribution to unitholders.

Prior to making any distribution on the common units, we will reimburse our general partner and its affiliates for all expenses they incur on our behalf. Any such reimbursement will be determined by our general partner and will reduce the cash available for distribution to unitholders. These expenses will include all costs incurred by our general partner and its affiliates in managing and operating us.

Our general partner has a limited call right that may require unitholders to sell their units at an undesirable time or price.

If at any time our general partner and its affiliates own more than 80% of the issued and outstanding common units, our general partner will have the right, but not the obligation, which right it may assign to any of its affiliates or to us, to acquire all, but not less than all, of the common units held by unaffiliated persons at a price not less than their then-current market price. As a result, unitholders may be required to sell their common units to our general partner, its affiliates or us at an undesirable time or price and may not receive any return on their investment. Unitholders may also incur a tax liability upon a sale of their common units. At the completion of this offering, our general partner and its affiliates will own approximately 30.1% of the outstanding common units, and at the end of the subordination period, assuming no additional issuances of common units, our general partner and its affiliates will own approximately 58.4% of the common units.

Unitholder liability may not be limited if a court finds that unitholder action constitutes control of our business.

A general partner of a partnership generally has unlimited liability for the obligations of the partnership, except for those contractual obligations of the partnership that are expressly made without recourse to the general partner. Our partnership is organized under Delaware law and we conduct business in a number of other states. The limitations on the liability of holders of limited partner interests for the obligations of a limited partnership have not been clearly established in some of the other states in which we do business. Unitholders could be liable for any and all of our obligations as if they were a general partner if:

•	a court or government agency determined that we were conducting business in a state but had not complied with that particular state’s partnership statute; or

•	unitholders’ right to act with other unitholders to remove or replace the general partner, to approve some amendments to our partnership agreement or to take other actions under our partnership agreement constitute “control” of our business.

Unitholders may have liability to repay distributions that were wrongfully distributed to them.

Under certain circumstances, unitholders may have to repay amounts wrongfully returned or distributed to them. Under Section 17-607 of the Delaware Revised Uniform Limited Partnership Act, which we call the Delaware Act, we may not make a distribution to our unitholders if the distribution would cause our liabilities to exceed the fair value of our assets. Delaware law provides that for a period of three years from the date of the impermissible distribution, limited partners who received the distribution and who knew at the time of the distribution that it violated Delaware law will be liable to the limited partnership for the distribution amount. Purchasers of units who become limited partners are liable for the obligations of the transferring limited partner to make contributions to the partnership that are known to the purchaser of the units at the time it became a limited partner and for unknown obligations if the liabilities could be determined from the partnership agreement. Liabilities to partners on account of their partnership interest and liabilities that are non-recourse to the partnership are not counted for purposes of determining whether a distribution is permitted.

Our common units have a limited trading history and a low daily trading volume compared to other units representing limited partner interests.

Our common units are traded publicly on the NASDAQ Global Market under the symbol “CLMT.” However, our common units have a limited trading history and a low daily trading volume compared to many other units representing limited partner interests quoted on the NASDAQ. As a result, the price of our common units may continue to be volatile.

The market price of our common units may also be influenced by many factors, some of which are beyond our control, including:

•	our quarterly distributions;

•	our quarterly or annual earnings or those of other companies in our industry;

•	changes in commodity prices or refining margins;

•	loss of a large customer;

•	announcements by us or our competitors of significant contracts or acquisitions;

•	changes in accounting standards, policies, guidance, interpretations or principles;

•	general economic conditions;

•	the failure of securities analysts to cover our common units after this offering or changes in financial estimates by analysts;

•	future sales of our common units; and

•	the other factors described in these “Risk Factors.”

Tax Risks to Common Unitholders

Our tax treatment depends on our status as a partnership for federal income tax purposes, as well as our not being subject to a material amount of entity-level taxation by individual states. If the IRS were to treat us as a corporation for federal income tax purposes or we were to become subject to additional amounts of entity-level taxation for state tax purposes, then our cash available for distribution to you could be substantially reduced.

The anticipated after-tax economic benefit of an investment in our common units depends largely on our being treated as a partnership for federal income tax purposes. We have not requested, and do not plan to request, a ruling from the IRS on this or any other tax matter affecting us, other than as described above.

Despite the fact that we are a limited partnership under Delaware law, it is possible in certain circumstances for a partnership such as ours to be treated as a corporation for federal income tax purposes. Although we do not believe based upon our current operations that we are so treated, a change in our business (or a change in current law) could cause us to be treated as a corporation for federal income tax purposes or otherwise subject us to taxation personally as an entity.

If we were treated as a corporation for federal income tax purposes, we would pay federal income tax on our taxable income at the corporate tax rate, which is currently a maximum of 35%, and would likely pay state income tax at varying rates. Distributions to you would generally be taxed again as corporate distributions, and no income, gains, losses or deductions would flow through to you. Because a tax would be imposed upon us as a corporation, our cash available for distribution to you would be substantially reduced. Therefore, treatment of us as a corporation would result in a material reduction in the anticipated cash flow and after-tax return to the unitholders, likely causing a substantial reduction in the value of our common units.

Current law may change so as to cause us to be treated as a corporation for federal income tax purposes or otherwise subject us to entity-level taxation. For example, at the federal level, legislation has been proposed that would eliminate partnership tax treatment for certain publicly traded partnerships. Although such legislation would not apply to us as currently proposed, it could be amended prior to enactment in a manner that does apply to us. We are unable to predict whether any of these changes, or other proposals will ultimately be enacted. Any such changes could negatively impact the value of an investment in our common units. At the state level, because of widespread state budget deficits and other reasons, several states are evaluating ways to subject partnerships to entity-level taxation through the imposition of state income, franchise and other forms of taxation. For example, beginning in 2008, we will be required to pay Texas franchise tax at a maximum effective rate of 0.7% of our gross income apportioned to Texas in the prior year. Imposition of such a tax on us by Texas and, if applicable, by any other state will reduce the cash available for distribution to you.

Our partnership agreement provides that if a law is enacted or existing law is modified or interpreted in a manner that subjects us to taxation as a corporation or otherwise subjects us to entity-level taxation for federal, state or local income tax purposes, the minimum quarterly distribution amount and the target distribution levels will be adjusted to reflect the impact of that law on us.

For information regarding risks relating to the Penreco acquisition, please read “— The assets and operations we are acquiring pursuant to the Penreco acquisition may be subject to federal income tax.”

We prorate our items of income, gain, loss and deduction between transferors and transferees of our units each month based upon the ownership of our units on the first day of each month, instead of on the basis of the date a particular unit is transferred. The IRS may challenge this treatment, which could change the allocation of items of income, gain, loss and deduction among our unitholders.

We prorate our items of income, gain, loss and deduction between transferors and transferees of our units each month based upon the ownership of our units on the first day of each month, instead of on the basis of the date a particular unit is transferred. The use of this proration method may not be permitted under existing Treasury regulations, and, accordingly, our counsel is unable to opine as to the validity of this method. If the IRS were to challenge this method or new Treasury regulations were issued, we may be required to change the allocation of items of income, gain, loss and deduction among our unitholders.

If the IRS contests the federal income tax positions we take, the market for our common units may be adversely impacted and the cost of any IRS contest will reduce our cash available for distribution to you.

We have not requested a ruling from the IRS with respect to our treatment as a partnership for federal income tax purposes. The IRS may adopt positions that differ from the conclusions of our counsel expressed in this prospectus or from the positions we take. It may be necessary to resort to administrative or court proceedings to sustain some or all of our counsel’s conclusions or the positions we take. A court may not agree with some or all of our counsel’s conclusions or positions we take. Any contest with the IRS may materially and adversely impact the market for our common units and the price at which they trade. In addition, our costs of any contest with the IRS will be borne indirectly by our unitholders and our general partner because the costs will reduce our cash available for distribution.

You may be required to pay taxes on your share of our income even if you do not receive any cash distributions from us.

Because our unitholders will be treated as partners to whom we will allocate taxable income which could be different in amount than the cash we distribute, you will be required to pay any federal income taxes and, in some cases, state and local income taxes on your share of our taxable income even if you receive no cash distributions from us. You may not receive cash distributions from us equal to your share of our taxable income or even equal to the actual tax liability that results from that income.

Tax gain or loss on the disposition of our common units could be more or less than expected.

If you sell your common units, you will recognize a gain or loss equal to the difference between the amount realized and your tax basis in those common units. Because distributions in excess of your allocable share of our net taxable income decrease your tax basis in your common units, the amount, if any, of such prior excess distributions with respect to the units you sell will, in effect, become taxable income to you if you sell such units at a price greater than your tax basis in those units, even if the price you receive is less than your original cost. Furthermore, a substantial portion of the amount realized, whether or not representing gain, may be taxed as ordinary income due to potential recapture items, including depreciation recapture. In addition, because the amount realized includes a unitholder’s share of our nonrecourse liabilities, if you sell your units, you may incur a tax liability in excess of the amount of cash you receive from the sale.

Tax-exempt entities and foreign persons face unique tax issues from owning our common units that may result in adverse tax consequences to them.

Investment in common units by tax-exempt entities, such as employee benefit plans and individual retirement accounts (known as IRAs), and non-U.S. persons raises issues unique to them. For example, virtually all of our income allocated to organizations that are exempt from federal income tax, including IRAs and other retirement plans, will be unrelated business taxable income and will be taxable to them. Distributions to non-U.S. persons will be reduced by withholding taxes at the highest applicable effective tax rate, and non-U.S. persons will be required to file United States federal tax returns and pay tax on their share of our taxable income. If you are a tax exempt entity or a non-U.S. person, you should consult your tax advisor before investing in our common units.

We will treat each purchaser of common units as having the same tax benefits without regard to the actual common units purchased. The IRS may challenge this treatment, which could adversely affect the value of the common units.

Because we cannot match transferors and transferees of common units and because of other reasons, we take depreciation and amortization positions that may not conform to all aspects of existing Treasury Regulations. A successful IRS challenge to those positions could adversely affect the amount of tax benefits available to you. It also could affect the timing of these tax benefits or the amount of gain from your sale of common units and could have a negative impact on the value of our common units or result in audit adjustments to your tax returns.

We have adopted certain valuation methodologies that may result in a shift of income, gain, loss and deduction between the general partner and the unitholders. The IRS may challenge this treatment, which could adversely affect the value of the common units.

When we issue additional units or engage in certain other transactions, we will determine the fair market value of our assets and allocate any unrealized gain or loss attributable to our assets to the capital accounts of our unitholders and our general partner. Our methodology may be viewed as understating the value of our assets. In that case, there may be a shift of income, gain, loss and deduction between certain unitholders and the general partner, which may be unfavorable to such unitholders. Moreover, under our valuation methods, subsequent purchasers of common units may have a greater portion of their Internal Revenue Code Section 743(b) adjustment allocated to our tangible assets and a lesser portion allocated to our intangible assets. The IRS may challenge our valuation methods, or our allocation of the Section 743(b) adjustment attributable to our tangible and intangible assets, and allocations of income, gain, loss and deduction between the general partner and certain of our unitholders.

A successful IRS challenge to these methods or allocations could adversely affect the amount of taxable income or loss being allocated to our unitholders. It also could affect the amount of gain from our unitholders’ sale of common units and could have a negative impact on the value of the common units or result in audit adjustments to our unitholders’ tax returns without the benefit of additional deductions.

We have a subsidiary that is treated as a corporation for federal income tax purposes and subject to corporate-level income taxes.

We conduct all or a portion of our operations in which we market finished petroleum products to certain end-users through a subsidiary that is organized as a corporation. We may elect to conduct additional operations through this corporate subsidiary in the future. This corporate subsidiary is subject to corporate-level tax, which will reduce the cash available for distribution to us and, in turn, to our unitholders. If the IRS were to successfully assert that this corporation has more tax liability than we anticipate or legislation was enacted that increased the corporate tax rate, our cash available for distribution to our unitholders would be further reduced.

A unitholder whose units are loaned to a “short seller” to cover a short sale of units may be considered as having disposed of those units. If so, he would no longer be treated for tax purposes as a partner with respect to those units during the period of the loan and may recognize gain or loss from the disposition.

Because a unitholder whose units are loaned to a “short seller” to cover a short sale of units may be considered as having disposed of the loaned units, he may no longer be treated for tax purposes as a partner with respect to those units during the period of the loan to the short seller and the unitholder may recognize gain or loss from such disposition. Moreover, during the period of the loan to the short seller, any of our income, gain, loss or deduction with respect to those units may not be reportable by the unitholder and any cash distributions received by the unitholder as to those units could be fully taxable as ordinary income. Vinson & Elkins L.L.P. has not rendered an opinion regarding the treatment of a unitholder where common units are loaned to a short seller to cover a short sale of common units; therefore, unitholders desiring to assure their status as partners and avoid the risk of gain recognition from a loan to a short seller are urged to modify any applicable brokerage account agreements to prohibit their brokers from borrowing their units.

The sale or exchange of 50% or more of our capital and profits interests during any twelve-month period will result in the termination of our partnership for federal income tax purposes.

We will be considered to have terminated for federal income tax purposes if there is a sale or exchange of 50% or more of the total interests in our capital and profits within a twelve-month period. Our termination would, among other things, result in the closing of our taxable year for all unitholders which could result in us filing two tax returns (and unitholders receiving two Schedule K-1s) for one fiscal year. Our termination could also result in a deferral of depreciation deductions allowable in computing our taxable income. In the case of a unitholder reporting on a taxable year other than a fiscal year ending December 31, the closing of our taxable year may also result in more than twelve months of our taxable income or loss being includable in his taxable income for the year of termination. Our termination currently would not affect our classification as a partnership for federal income tax purposes, but instead, we would be treated as a new partnership for tax purposes. If treated as a new partnership, we must make new tax elections and could be subject to penalties if we are unable to determine that a termination occurred.

You will likely be subject to state and local taxes and return filing requirements in states where you do not live as a result of investing in our common units.

In addition to federal income taxes, our common unitholders will likely be subject to other taxes, including foreign, state and local taxes, unincorporated business taxes and estate, inheritance or intangible taxes that are imposed by the various jurisdictions in which we do business or own property, even if unitholders do not live in any of those jurisdictions. Our common unitholders will likely be required to file foreign, state and local income tax returns and pay state and local income taxes in some or all of these jurisdictions. Further, unitholders may be subject to penalties for failure to comply with those requirements. We own assets and/or do business in Arkansas, California, Connecticut, Delaware, Florida, Georgia, Indiana, Illinois, Kentucky, Louisiana, Massachusetts, Mississippi, Missouri, New Jersey, New York, Ohio, Pennsylvania, South Carolina, Texas, Utah and Virginia, and Penreco conducts operations in additional states. Each of these states, other than Texas and Florida, currently imposes a personal income tax, and all of these states impose an income tax on corporations and other entities. As we make acquisitions or expand our business, we may own assets or do business in additional states that impose a personal income tax. It is the responsibility of our common unitholders to file all United States federal, foreign, state and local tax returns.